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                                                                    EXHIBIT 99.4




                                        IT IS UNLAWFUL TO CONSUMMATE A SALE OR
                                        TRANSFER OF THIS SECURITY, OR
                                        ANY INTEREST THEREIN, OR TO
                                        RECEIVE ANY CONSIDERATION
                                        THEREFOR, WITHOUT THE PRIOR
                                        WRITTEN CONSENT OF THE
                                        COM-MISSIONER OF CORPORATIONS
                                        OF THE STATE OF CALIFORNIA,
                                        EXCEPT AS PER-MITTED IN THE
                                        COMMISSIONER'S RULES.

                           NONSTATUTORY STOCK OPTION

_____________________, Optionee:

         IMRE Corporation (the "Company"), pursuant to its 1996 Equity Incentive Plan (the "Plan"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is not intended to qualify and will not be treated as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants and is intended to comply with the provisions of Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The grant of this option and the issuance of shares upon the exercise of this option are also intended to be exempt from the securities qualification requirements of the California Corporations Code pursuant to Section 25102(f) of that code. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

         The details of your option are as follows:

         1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is _____________________ (_________).

         2. VESTING. Subject to the limitations contained herein, twenty-five percent (25%) of the shares granted hereunder will vest (become exercisable) on the date that is one year from the date hereof, with the remaining shares to vest ratably on a daily basis over a period of forty-eight (48) months until either (i) you cease to provide services to the Company for any reason, or (ii) this option becomes fully vested.

                                         1.


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         3. EXERCISE PRICE AND METHOD OF PAYMENT.

                 (a) EXERCISE PRICE. The exercise price of this option is _____________ ($_____) per share, being not less than 85% of the fair market value of the Common Stock on the date of grant of this option.

                 (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                 (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

                 (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

                 (iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                 (iv) Payment by a combination of the methods of payment permitted by subparagraph 3(b)(i) through 3(b)(iii) above.

         4. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

         5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

         6. TERM. The term of this option commences on _________, 19__, the date of grant and expires on _____________________ (the "Expiration Date," which date shall be no more than ten (10) years from the date this option is granted), unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised





                                       2.
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on or after the Expiration Date.  This option shall terminate prior to the
Expiration Date as follows: three (3) months after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company for any reason or for no reason unless:

                 (a) such termination of Continuous Status as an Employee, Director or Consultant is due to your disability, in which event the option shall expire on the earlier of the Expiration Date set forth above or twelve
(12) months following such termination of Continuous Status as an Employee, Director or Consultant; or

                 (b) such termination of Continuous Status as an Employee, Director or Consultant is due to your death or your death occurs within three
(3) months following your termination for any other reason, in which event the option shall expire on the earlier of the Expiration Date set forth above or eighteen (18) months after your death; or

                 (c) during any part of such three (3) month period the option is not exercisable solely because of the condition set forth in paragraph 5 above, in which event the option shall not expire until the earlier of the Expiration Date set forth above or until it shall have been exercisable for an aggregate period of three (3) months after the termination of Continuous Status as an Employee, Director or Consultant; or

                 (d) exercise of the option within three (3) months after termination of your Continuous Status as an Employee, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act), in which case the option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status as an Employee, Director or Consultant with the Company or an Affiliate of the Company.

         However, this option may be exercised following termination of Continuous Status as an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Status as an Employee, Director or Consultant under the provisions of paragraph 2 of this option.

         7. REPRESENTATIONS. By executing this option agreement, you hereby warrant and represent that you are acquiring this option for your own account and that you have no intention of distributing, transferring or selling all or any part of this option except in accordance with the terms of this option agreement and Section 25102(f) of the California Corporations Code. You also hereby warrant and represent that you have either (i) preexisting personal or business relationships with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect your own interests in





                                       3.
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connection with the grant of this option by virtue of the business or financial expertise of any of your professional advisors who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

         8. EXERCISE.

                          (a)  This option may be exercised, to the extent
specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subsections 6(f) and 12(f) of the Plan.

                          (b)  By exercising this option you agree that as a
precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the cash payment by you to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise. You also agree that any exercise of this option has not been completed and that the Company is under no obligation to issue any Common Stock to you until such an arrangement is established or the Company's tax withholding obligations are satisfied, as determined by the Company.

         9. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as satisfying the requirements of Rule 16b-3 of the Exchange Act (a "QDRO"), and is exercisable during your life only by you or a transferee pursuant to a QDRO. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

         10. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective shareholders, Board of Directors, officers, or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

         11. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail,





                                       4.
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postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

         12. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

         Dated the ____ day of _________ 19__.

                                        Very truly yours,

                                        ______________________________________

                                        By____________________________________
                                          Duly authorized on behalf
                                          of the Board of Directors

ATTACHMENTS:

    IMRE Corporation 1996 Equity Incentive Plan
    Notice of Exercise





                                       5.
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The undersigned:

         (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

         (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to the undersigned under stock option plans of the Company, and (ii) the following agreements only:

    NONE
               ----------
               (Initial)

    OTHER
               --------------------------------

               --------------------------------

               --------------------------------

                                                 -------------------------
                                                 OPTIONEE

                                                 Address:
                                                         -----------------

                                                         -----------------




                                       6.